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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

Subsidiary                                    Jurisdiction of Incorporation
--------------                                -----------------------------
Christiansburg Garment Company                Delaware
Donnkenny Apparel, Inc.                       Delaware
Beldoch Industries Corporation                Delaware
H Squared Dispositions, Inc.                  New York